Exhibit 10.2

AXIS CAPITAL HOLDINGS LIMITED

2007 LONG-TERM EQUITY COMPENSATION PLAN

Employee Restricted Stock Agreement

You, Albert A. Benchimol, (the “Participant”), have been granted a restricted stock award (the “Award”) of 500,000 ordinary shares, par value $0.0125 per share (the “Award Shares”), of AXIS Capital Holdings Limited, a Bermuda company (the “Company”), pursuant to the AXIS Capital Holdings Limited 2007 Long-Term Equity Compensation Plan, as amended (the “Plan”). The date of grant of the Award (the “Award Date”) is as set forth in your restricted stock account maintained on the Morgan Stanley Smith Barney Benefit Access website or such other website as may be designated by the Committee (“Benefit Access”).

By your acceptance of the grant of the Award on Benefit Access, you agree that the Award is granted under and governed by the terms and conditions of the Plan and this Restricted Stock Agreement (the “Agreement”).

1.	GRANT OF RESTRICTED STOCK.

(a) Award. On the terms and conditions set forth in this Agreement, the Company hereby grants to the Participant on the Award Date the Award Shares.

(b) Plan and Defined Terms. The Award is granted pursuant to the Plan, a copy of which the Participant acknowledges having received. The terms and provisions of the Plan are incorporated into this Agreement by this reference. All capitalized terms that are used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

2.	ISSUANCE OF SHARES.

Subject to Section 4, the Award Shares will be issued to the Participant and generally shall have the rights and privileges of a shareholder of the Company.

3.	PERIOD OF RESTRICTION.

(i) The Award Shares shall be restricted during the period (the “Period of Restriction”) commencing on the Award Date and expiring on the first to occur of:

(a) The vesting of the Award Shares. The Award Shares shall vest as follows:

(I) Fifty percent (50%) of the Award Shares shall vest in three equal installments on the first, second and third anniversary of the Award Date; provided, that if the Award Shares are not evenly devisable by three, then no fractional shares shall vest and the installments shall be as equal as possible with any smaller installments vesting first; and

(II) The remaining fifty percent of the Award Shares will be eligible to vest on the third anniversary of the Award Date, provided, that the three-year growth in diluted book value per share of the Company, measured as of March 31, 2015, is greater than the median of the Company’s peer group (with such peer group being the same peer group as set forth in the Company’s proxy statement filed with the Securities and Exchange Commission on March 22, 2012).

(b) The Participant’s death or permanent Disability; or

(c) The date of the Participant’s termination without Cause or termination for Good Reason, in each case, within 24 months following a Change in Control.

(d) Definitions. As used herein, the following terms shall have the meanings set forth below:

1) “Cause” shall have the meaning set forth in the Participant’s employment agreement with the Company, if any, or in the absence of an employment agreement definition shall mean (A) any act or omission which constitutes a material breach by the Participant of the terms of his or her employment, (B) the Participant’s conviction of a felony or commission of any act which would rise to the level of a felony, (C) the Participant’s conviction or commission of a lesser crime or offense that adversely impacts or potentially could impact upon the business or reputation of the Company and/or affiliates and subsidiaries in a material way, (D) the Participant’s willful violation of specific lawful directives of the Company, (E) the Participant’s commission of a dishonest or wrongful act involving fraud, misrepresentation, or moral turpitude causing damage or potential damage to the Company and/or its affiliates and subsidiaries, (F) the Participant’s willful failure to perform a substantial part of the Participant’s duties or (G) the Participant’s breach of fiduciary duty.

(2) “Good Reason” shall have the meaning set forth in the Participant’s employment agreement with the Company, if any, or in the absence of an employment agreement definition shall mean (A) the scope of the Participant’s position, authority or duties with the Company is materially adversely changed, (B) the Participant’s compensation is not paid or is materially reduced or there is a material adverse change in the Participant’s employee benefits or (C) the Participant is required by the Company to relocate to a place more than 50 miles from the Participant’s current place of employment; provided that, in each case, “Good Reason” shall not exist unless the Participant provides the Company with written notice of the Participant’s intent to terminate employment as a result of such event, providing the specific reasons therefore, and the Company does not make the necessary corrections within thirty days of receipt of the Participant’s written notice, following which the Participant may terminate his or her employment for “Good Reason” within the ten days following expiration of such thirty day notice period.

(ii) Absent subsequent Committee action, the Award Shares will not automatically vest upon the Participant’s Retirement.

(iii) Notwithstanding the foregoing, to the extent that the Participant is party to an employment agreement with the Company that provides for vesting of the Participant’s restricted stock awards on an accelerated or otherwise more favorable basis as compared to the terms set forth in this Section 3, then the Award Shares shall vest pursuant to the terms set forth in such employment agreement.

4.	RESTRICTIONS, VOTING RIGHTS AND DIVIDENDS.

(a) Restrictions. During the Period of Restriction, the following restrictions shall apply: (i) the Award Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated and (ii) the stock certificates, if any, representing the Award Shares shall be deposited with the Company or as the Committee may otherwise direct and the Participant shall not be entitled to delivery of a stock certificate. If the Participant’s employment terminates during the Period of Restriction for any reason other than: (i) death or permanent Disability or (ii) without Cause or for Good Reason, in each case, within 24 months following a Change in Control, the Award Shares shall be immediately repurchased by the Company for an aggregate repurchase price of US$1 (One United States Dollar) without liability or further action or obligation on the part of the Company. Upon the repurchase of any Award Shares, any dividends and interest set aside thereon shall be transferred to the Company without further action by the Participant, and the Participant shall immediately thereby relinquish and cease to hold any right, title or interest to any such dividends and interest.

(b) Voting Rights. Participant shall be entitled to exercise full voting rights with respect to the Award Shares during the Period of Restriction.

(c) Dividends. Dividends shall be paid to Participant with respect to the Award Shares during the Period of Restriction, to the extent declared by the Committee on the Company’s common stock. Any Dividends paid with respect to the Award Shares during the Period of Restriction will be held by the Company, or a depository appointed by the Committee, for the Participant’s account, and interest may be paid on the amount of cash dividends held at a rate and subject to such terms as may be determined by the Committee. All cash or share dividends so held, and any interest so paid, shall initially be subject to forfeiture as set forth in subsection 4(a) but shall become non-forfeitable and payable at upon the expiration or termination of the Period of Restriction.

(d) Leaves of Absence. For any purpose under this Agreement, employment shall be deemed to continue while the Participant is on a bona fide leave of absence, if such leave was approved by the Company in writing and if continued crediting of employment for such purpose is expressly required by the terms of such leave or by applicable law (as determined by the Company).

5.	RESTRICTIONS ON TRANSFER.

(a) Transfer Restrictions. Regardless of whether the offering and sale of Award Shares under the Plan have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or otherwise, the Company, in its sole discretion, may impose restrictions upon the sale, pledge or other transfer of such Award Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary in order to achieve compliance with the Company’s Bye-Laws, the Securities Act, the U.S. Securities Exchange Act of 1934, as amended, the securities laws of any country or state or any other applicable law, rule or regulation.

(b) Legends. All certificates evidencing Award Shares issued under this Agreement shall bear such restrictive legends as are required or deemed advisable by the Company under the provisions of any applicable law, rule or regulation. If, in the opinion of the Company and its counsel, any legend placed on a stock certificate representing Award Shares issued under this Agreement is no longer required, the holder of such certificate shall be entitled to exchange such certificate for a certificate representing the same number of Award Shares but without such legend.

6.	MISCELLANEOUS PROVISIONS.

(a) Bye-Laws. All Award Shares acquired pursuant to this Agreement shall be subject to any applicable restrictions contained in the Company’s Bye-Laws.

(b) No Retention Rights. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any Affiliate employing or retaining the Participant or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without Cause.

(c) Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon delivery by hand, upon delivery by reputable express courier or, if the recipient is located in the United States, upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Participant at the address that he or she most recently provided in writing to the Company.

(d) Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of Bermuda.

(e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f) Modification or Amendment. This Agreement may be amended or modified by the Committee; provided that any amendment or modification that would adversely effect the Participant’s rights with respect to the Award must be made by written agreement executed by the parties hereto; and provided, that the adjustments permitted pursuant to Section 4(b) and 7(c) of the Plan may be made without such written agreement.

(g) Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

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